Exhibit 21.1

LIST OF SUBSIDIARIES AND VARIABLE INTEREST ENTITIES

Name	Place of Incorporation	Ownership interest attributable to the Company
NCN Group Limited	British Virgin Islands	100%

NCN Media Services Limited	British Virgin Islands	100%

Linkrich Enterprise Advertising and Investment Limited	Hong Kong	100%

Crown Winner International Limited	Hong Kong	100%

Cityhorizon Limited	Hong Kong	100%

NCN Group Management Limited	Hong Kong	100%

Crown Eagle Investment Limited	Hong Kong	100%

NCN Huamin Management Consultancy (Beijing) Company Limited	The PRC	100%

Huizhong Lianhe Media Technology Co., Ltd.	The PRC	100%

Beijing Huizhong Bona Media Advertising Co., Ltd.*	The PRC	100% (1)

Yi Gao Shanghai Advertising Limited	The PRC	100% (2)

 * Represent variable interest entity which we exert 100% control through a set of commercial arrangements.

(1)	As of December 31, 2010, the Company did not directly own equity interest of Bona. However, the Company exerted 100% control through a set of commercial agreements.

(2)
As of December 31, 2010, the Company directly owned 70% equity interest of Yi Gao while the remaining 30% equity interest the Company exerted control through trust arrangement. On January 20, 2011, the Company directly owned 100% equity interest of Yi Gao following the transfer of the remaining 30% interest to the Company.